Exhibit 10(o)

                              CONSULTING AGREEMENT


         THIS AGREEMENT, made by and between Integra Financial Corporation, a

   Pennsylvania corporation (the "Corporation"), and William F. Roemer (the

   "Executive") dated the ____ day of August, 1995.

         WHEREAS, the Corporation has entered into an Agreement and Plan of

   Merger (the "Merger Agreement") with National City Corporation, a Delaware corporation of even date herewith;

         WHEREAS, the Executive has served as Chairman and Chief Executive

   Officer of the Corporation, and has gained significant and valuable knowledge and experience with respect to the Corporation in such capacities; and

         WHEREAS, the Executive and the Corporation have entered into an

   Employment Agreement dated as of the 25th day of January, 1995 (the "Prior

   Agreement"); and

         WHEREAS, the Corporation wishes to provide for the continued

   involvement of the Executive in the business of the Corporation following the consummation of the Merger (as such term is defined in the Merger

   Agreement) and the Executive desires to perform such services;

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual provisions herein contained, the Executive and the Corporation agree with each other as follows:

         (i)  Consulting Period.  The Corporation hereby retains the Executive as a consultant for the period commencing on the Effective Date (as such term is defined in the Merger Agreement) and ending on the date on which the Executive attains the age of 65 (the "Consulting Period") during which time the Executive shall be available to aid the Corporation in the transition period following the acquisition of the Corporation with respect


   to (a) general corporate and personnel organizational matters; (b) the retention of employees and employee relations; (c) the retention of customers; and (d) cost reduction and organizational efficiencies.  For purposes of the Prior Agreement, the Executive shall be deemed to have terminated his employment with the Corporation immediately after the Merger in a manner qualifying him for the benefits set forth in Section 6(d) of the Prior Agreement.  Except as specifically provided herein, this

   Agreement shall not affect the Executive's rights under the Prior

   Agreement.

         (ii)  Consulting Fee and Office Space.  In consideration of the services and duties agreed to be rendered and performed by the Executive hereunder, the Corporation hereby covenants and agrees to pay the Executive a monthly consulting fee at the rate of one-twelfth of two hundred twenty-

   five thousand dollars ($225,000).  The Corporation shall provide the

   Executive with office space and secretarial assistance in Pittsburgh,

   Pennsylvania reasonably acceptable to the Executive for the duration of the

   Consulting Period.  Further, the Executive shall be entitled to post-

   retirement welfare benefits no less favorable than those in effect, in his capacity as Chief Executive Officer of the Corporation, as of the date hereof.

         (iii)   Change in Control Payment.  Upon consummation of the Merger,

   the Corporation shall immediately pay to the Executive the termination benefits, including the continuation of the benefits described in Section

   6(a)(3), provided by the Prior Agreement as if the Executive had been terminated by the Corporation as a result of a Change in Control pursuant to Section 6(d) and Section 8 thereof whether or not the Executive is then employed by the Corporation and regardless of the reason for any such cessation of employment.







         (iv)  Termination.

         *     Subject to Section 4(b), during the Consulting Period the

   Corporation may not terminate the Executive's consulting services other than for "Cause."  For purposes of this Agreement, Cause means either:

         *     Conviction of a felony involving moral turpitude; or
         *     Conduct willfully injurious to the Corporation.
         *     In addition to the foregoing, in the event that, during the

   Consulting Period, the Corporation shall terminate the Executive's consulting services (other than for Cause) without the Executive's written consent, the Executive shall be entitled to receive a termination payment equal to the balance of his consulting fees that would be payable if his services had continued through the end of the Consulting Period.

         (v)  Full Settlement.  The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim,

   recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the

   Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the





   amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended

   (the "Code").

         (vi)  Certain Additional Payments.  In the event it shall be determined that any payment (within the meaning of Section 280G of the

   Code) or distribution to or for the benefit of the Executive (determined without regard to any additional payments required under this Section 6) (a

   "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the

   "Excise Tax"), then the Executive shall be entitled to receive from the

   Corporation an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the

   Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  All determinations under this Section 6 shall be made by a nationally recognized accounting firm selected by the

   Executive.

         (vii)   Non-exclusivity of Rights.  Nothing in this Agreement shall limit or otherwise affect such rights as the Executive may have under any other agreements with, or plans or programs of, the Corporation or any of its affiliated companies.  Amounts which are vested benefits or which the

   Executive is otherwise entitled to receive under any plan or program of the





   Corporation or any of their affiliated companies at or subsequent to the

   Effective Date, including, but not limited to, the Executive's entitlement to severance under the Prior Agreement shall by payable in accordance with such plan or program, except as otherwise expressly provided herein.

         (viii)  Successors.

         *     This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the

   Executive otherwise than by will or the laws of descent and distribution.

   This Agreement shall inure to the benefit of and be enforceable by the

   Executive's legal representatives.

         *     This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

         *     The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  As used in this Agreement,

   "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (ix)  Miscellaneous.

         *     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed





   by the parties hereto or their respective successors and legal representatives.

         *     All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid,

   addressed as follows:

               If to the Executive:

               If to the Corporation:

               Chief Executive Officer
               Integra Financial Corporation
               Four PPG Place
               Pittsburgh, Pennsylvania  15222
               with a copy to:         General Counsel

   or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

         *     The invalidity or unenforceability of any provision of this

   Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         *     The Corporation may withhold from any amounts payable under this Agreement such amounts as shall be required to be withheld pursuant to any applicable law or regulation.

         *     The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and,

   pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.





                                                   William F. Roemer
                                             INTEGRA FINANCIAL CORPORATION
                                             By: